As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-13359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PMC-SIERRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2925073
(State of Incorporation)	(I.R.S. Employer Identification No.)

3975 Freedom Circle

Santa Clara, California 95054

(Address of principal executive offices)

1994 Incentive Stock Plan

2008 Equity Plan

(Full title of the plan)

Gregory S. Lang

President and Chief Executive Officer

3975 Freedom Circle

Santa Clara, California 95054

(408) 239-8000

(Name, address and telephone number of agent for service)

Copy to:

Donna M. Petkanics, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

In 2008, PMC-Sierra, Inc. (the “Registrant”) adopted the 2008 Equity Plan (the “2008 Plan”) to replace its 1994 Incentive Stock Plan (the “1994 Plan”) and its 2001 Stock Option Plan (the “2001 Plan,” and together with the 1994 Plan, the “Predecessor Plans”). The shares of Common Stock reserved for issuance under the 2008 Plan originally consisted of up to 30,000,000 shares, comprised of (i) up to 21,665,825 shares available for issuance under the Predecessor Plans (excluding shares subject to outstanding awards under such plans) plus (ii) an additional 8,334,175 shares. The issuance of all such shares was registered on a Registration Statement on Form S-8 filed on August 12, 2008.

The 2008 Plan also provides that to the extent any options or restricted stock units outstanding under the Predecessor Plans on the effective date of the 2008 Plan subsequently expire or terminate unexercised or without the issuance of shares thereunder, the number of shares subject to those expired or terminated awards shall be added to the share reserve under the 2008 Plan and shall accordingly be available for issuance thereunder, up to a maximum of an additional 15,000,000 shares. On and after January 1, 2009, no further options or other awards may be granted under the 1994 Plan although shares will continue to be issued under the terms of prior awards granted under the 1994 Plan, and new awards under the ongoing offering covered by this Registration Statement will be made pursuant to the 2008 Plan. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed solely for the purpose of adding the 2008 Plan as a plan pursuant to which shares may be sold in the ongoing offering covered by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by PMC-Sierra, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Commission on February 24, 2010;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2010 and June 27, 2010, filed with the Commission on May 5, 2010 and August 5, 2010, respectively.

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on August 20, 2010, except to the extent that information therein is furnished and not filed with the Securities and Exchange Commission;

(d) The description of the Registrant’s Common Stock to be offered hereby is contained in the Registration Statement on Form 8-A filed with the Commission on March 21, 1991, as updated by the quarterly report on Form 10-Q filed with the Commission on August 8, 2000 for the period ending June 25, 2000, including any amendment or report filed for the purpose of updating such description.

(d) The description of the Registrant’s preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the Commission on May 14, 2001, as amended by the Registration Statements on Form 8-A/A filed on November 20, 2001 and February 14, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Certificate of Incorporation

The Registrant’s certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same now exists or as it may be amended in the future. Under Delaware law, such provision may not indemnify directors’ or officers’ liability for:

•	breaches of the directors’ or officers’ duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	the unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director or officer derived an improper personal benefit.

Bylaws

The Registrant’s bylaws provide that its directors, officers, employees, and agents shall be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. The bylaws also authorize the Registrant to provide insurance for its directors, officers, employees and/or agents, against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Indemnification Agreements

The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, indemnify its directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Registrant, arising out of such person’s services as a director or officer for it, or for any of its subsidiaries, or for any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	1994 Incentive Stock Plan

4.2*	2008 Equity Plan

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding shares offered under the 1994 Incentive Stock Plan

5.2*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding shares offered under the 2008 Equity Plan

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

24.1*	Power of Attorney

*	Previously filed

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, California, on this 21st day of December, 2010.

PMC-SIERRA, INC.

By:	/S/ MICHAEL W. ZELLNER
Michael W. Zellner, Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ GREGORY S. LANG GREGORY S. LANG	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2010

/S/ MICHAEL W. ZELLNER MICHAEL W. ZELLNER	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2010

/S/ ROBERT L. BAILEY ROBERT L. BAILEY	Chairman of the Board	December 21, 2010

/S/ RICHARD E. BELLUZZO RICHARD E. BELLUZZO	Director	December 21, 2010

/S/ JAMES V. DILLER, SR. JAMES V. DILLER, SR.	Director	December 21, 2010

/S/ MICHAEL R. FARESE MICHAEL R. FARESE	Director	December 21, 2010

/S/ JONATHAN J. JUDGE JONATHAN J. JUDGE	Director	December 21, 2010

/S/ WILLIAM H. KURTZ WILLIAM H. KURTZ	Director	December 21, 2010

/S/ FRANK J. MARSHALL FRANK J. MARSHALL	Director	December 21, 2010

EXHIBIT INDEX

Exhibit Number	Description

4.1*	1994 Incentive Stock Plan

4.2*	2008 Equity Plan

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding shares offered under the 1994 Incentive Stock Plan

5.2*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding shares offered under the 2008 Equity Plan

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

24.1*	Power of Attorney

*	Previously filed